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                                                                     Exhibit 21
                                                                    Page 1 of 2

                   MAJOR SUBSIDIARIES OF LAFARGE CORPORATION


The following indicates the corporate names (and all other significant names, if any, under which business is conducted) and jurisdictions of incorporation of the subsidiaries of Lafarge Corporation, all of which are wholly owned or majority owned. Indirect subsidiaries of Lafarge Corporation are indented and listed following their direct parent corporations.

                                                   Jurisdiction
           Name(s)                                 of Incorporation
------------------------------                     ----------------
Cement Transport, Ltd.                             North Dakota
Friday Harbor Sand & Gravel Co.                    Washington
International Atlantins Insurance Company          Vermont
Lafarge Dakota Inc.                                North Dakota
Lafarge Florida Inc.                               Florida
National Minerals Corporation                      Minnesota
Systech Environmental Corporation                  Delaware
Tews Company                                       Delaware
Walter N. Handy Co., Inc.                          Missouri
Lafarge Canada Inc.                                Canada
    Allan G. Cook Limited                          Ontario
    Gestion Carim Inc.                             Quebec
    International Atlantins Agencies Inc.          British Columbia
    Johnson Concrete & Material Ltd.               Saskatchewan
    Lulu Transport Inc.                            British Columbia
    N C Rubber Products Inc.                       Ontario
    North Western Concrete Limited                 Ontario
    Quality Ready-Mix Limited                      Ontario
    Re-Wa Holdings Ltd.                            Alberta
    Richvale York Block Inc.                       Ontario
    Les sablieres Forestville Inc.                 Quebec
    Standard Paving Maritime Limited               Nova Scotia
    Valley Rite-Mix Ltd.                           British Columbia

Lafarge Corporation also does business under the following names: Florida Portland Cement Company, Lafarge Construction Materials, Trinity Portland Cement Company.





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                                                                     Exhibit 21
                                                                    Page 2 of 2


Lafarge Canada Inc. also does business under the following names: Alberta Concrete Products, Apex Gravel, Best Pipe, Brunswick Ready Mix Concrete, Canada Concrete, Capital Concrete, Challenge Concrete, Champion Concrete, Cinq Concrete, Coldstream Concrete, Columbia Concrete, Conmac Western Industries, Consolidated Sand & Gravel Company, Construction Chemicals, Country Building Supplies, Crown Equipment, Crown Paving and Engineering, Duracon, Forbes Ready Mix, Francon-Lafarge, Guelph Sand and Gravel, Great Lakes Flyash, High River Concrete, Johnston Ready Mix, Lafarge Concrete, Lafarge Concrete Products, Lafarge Construction Materials, Lafarge Materials, Lethbridge Concrete Products, Manitoulin Precast, Maritime Cement, Masonry Products, Nelson Aggregate Co., O.K. Construction Materials, Permanent-Lafarge, Red-D-Mix Block, Redmond Sand & Gravel, Richvale - McCord, Richvale - York, Rocky Mountain Precast, Spartan Explosives, Standard Aggregates, Standard Asphalt, Supercrete, Superior Concrete Products, Trans-Alta Flyash.

Information regarding 49 additional subsidiaries of the Company has been omitted because such subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X [17 CFR 210.1-02(v)].